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                                  EXHIBIT 12


































                                   EXH 12
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                     AFLAC INCORPORATED AND SUBSIDIARIES
                      Ratio of Earnings to Fixed Charges
                          Years Ended December 31,


(In thousands)               2000       1999      1998      1997      1996
                           --------  --------  --------  --------  --------

Fixed charges:
  Interest expense       $   19,252  $ 18,233  $ 13,152  $ 13,709  $ 16,186
  Rental expense
   deemed interest              600       558       378       439       563
                          ---------   -------   -------   -------   -------
   Total fixed charges   $   19,852  $ 18,791  $ 13,530  $ 14,148  $ 16,749
                          =========   =======   =======   =======   =======

Earnings before
 income tax              $1,012,494  $778,367  $550,793  $864,820  $650,001
Add back:
  Fixed charges              19,852    18,791    13,530    14,148    16,749
                          ---------   -------   -------   -------   -------
   Total earnings
    before income tax
    and fixed charges     1,032,346   797,158   564,323   878,968   666,750

Adjustments:
  Realized (gains)/losses   101,990    13,496     2,077     5,440    (1,980)
  Gain on sale of
   television business            -         -         -  (267,223)  (60,264)
                          ---------   -------   -------   -------   -------
   Total realized
    (gains)/losses          101,990    13,496     2,077  (261,783)  (62,244)
                          ---------   -------   -------   -------   -------
   Total earnings before
    income tax and fixed
    charges and realized
    (gains)/losses       $1,134,336  $810,654  $566,400  $617,185  $604,506
                          =========   =======   =======   =======   =======


    Earnings before income
     taxes and fixed
     charges                  52.0x     42.4x     41.7x     62.1x     39.8x


    Earnings before income
     taxes and fixed
     charges, as adjusted     57.1x     43.1x     41.9x     43.6x     36.1x








                                  EXH 12-1